Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary — Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
ANNOUNCES PARTICIPATION IN IATAN 2

JOPLIN, MO — June 13, 2006 — The Empire District Electric Company (NYSE:EDE) announced today that it will be a co-owner of Iatan 2, a high efficiency, coal-fired power plant located in Platte County, Missouri. Empire will own 12 percent, or approximately 100 megawatts, of the proposed 850-megawatt plant. Other co-owners include: Kansas City Power & Light, a subsidiary of Great Plains Energy, with 54.71 percent; Aquila, Inc., with 18 percent; Missouri Joint Municipal Electric Utility Commission (MJMEUC) with 11.76 percent; and Kansas Electric Power Cooperative (KEPCO) with 3.53 percent.

“The addition of Iatan 2 will allow us to continue our mission to provide reliable, economical energy from a balanced mix of generation resources,” said Brad Beecher, Vice President and Chief Operating Officer - Electric. “Iatan 1 and our partnership with KCP&L and Aquila have been positive for our customers and shareholders. We look forward to building on this partnership and forging a new partnership with MJMEUC and KEPCO at Iatan 2.”

“We are undertaking a large building program consisting of Iatan 2 and the Plum Point Energy Station in Arkansas. This building program has become necessary to meet the ever-increasing needs of our growing customer base. We are fortunate to be located in an area of the country that has continually seen robust growth and projections call for this trend continuing,” said Beecher. “Because of these projects, our customers will have competitively priced energy for the future.”

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  THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

KCP&L will manage the construction and operate Iatan 2. KCP&L is also responsible for operations at Iatan 1.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 162,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas; natural gas service to approximately 48,500 customers in northwest, north central, and west central Missouri; and water service to about 4,600 customers in three southwest Missouri communities. The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

  THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com